EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:
Kristin Brown, Director, Investor Relations
(617) 796-8232
Service Properties Trust Announces First Quarter 2020 Results
First Quarter Net Loss of $0.20 Per Common Share
First Quarter Normalized FFO of $0.75 Per Common Share
Amends $1.4 Billion Credit Agreement

Newton, MA (May 11, 2020). Service Properties Trust (Nasdaq: SVC) today announced its financial results for the quarter ended March 31, 2020:

	Three Months Ended March 31,
	2020	2019
	($ in thousands, except per share data)
Net income (loss)	$(33,650)	$225,787
Net income (loss) per common share	$(0.20)	$1.37
Adjusted EBITDAre (1)	$195,137	$195,901
Normalized FFO (1)	$123,084	$144,640
Normalized FFO per common share (1)	$0.75	$0.88

(1)
Additional information and reconciliations of net income (loss) determined in accordance with U.S. generally accepted accounting principles, or GAAP, to certain non-GAAP measures including EBITDA, EBITDAre, Adjusted EBITDAre, FFO and Normalized FFO, for the three months ended March 31, 2020 and 2019 appear later in this press release.

John Murray, President and Chief Executive Officer of SVC, made the following statement:
“While the travel industry and certain service retail businesses, particularly theaters, fitness centers and casual dining restaurants, are experiencing unprecedented challenges due to the COVID-19 pandemic, we entered this crisis in a solid financial position. We continue to believe SVC has the ability to withstand the current economic downturn because of our strong balance sheet, liquidity and agreements with our hotel operators and net lease tenants.
In response to the COVID-19 pandemic, we have taken significant and difficult steps to preserve capital until economic conditions improve. These included reducing our quarterly dividend and deferring non-essential capital spending. We have no debt maturities until 2021 and $500 million of availability under our revolving credit facility, which we amended in May 2020 to obtain waivers from compliance with certain financial covenants through March 2021.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Our earnings for the first two and a half months of the first quarter met our expectations, but the impact of the COVID-19 pandemic during the last two weeks of the quarter was acute and continues. We remain committed to working closely with our hotel operators to identify ways to optimally reduce operating costs. We are also working with our net lease tenants, especially those whose businesses are temporarily closed due to government mandates or guidelines, by generally considering requests for rent relief and we have agreed to rent deferrals which will be payable beginning in September 2020 in 12 equal monthly installments in order to help them withstand the crisis. As of May 7, 2020 we have agreed to defer an aggregate of $8.6 million of second quarter 2020 rent for tenants representing approximately 6.4% of our annual minimum returns and rents.
We are a large, diverse, well-capitalized REIT and we believe we are well positioned to manage through this crisis.”
Results for the Quarter Ended March 31, 2020 and Recent Activities:

•
Net Income (loss): Net loss for the quarter ended March 31, 2020 was $33.7 million, or $0.20 per diluted common share, compared to net income of $225.8 million, or $1.37 per diluted common share, for the quarter ended March 31, 2019. Net loss for the quarter ended March 31, 2020 includes a $6.9 million, or $0.04 per diluted common share, net loss on the sale of real estate, $5.0 million, or $0.03 per diluted common share, of unrealized loss on equity securities and a $16.7 million, or $0.10 per diluted common share, loss on asset impairment. Net income for the quarter ended March 31, 2019 includes a $159.5 million, or $0.97 per diluted common share, gain on sale of real estate and $21.0 million, or $0.13 per diluted common share, of net unrealized gains on equity securities. The weighted average number of diluted common shares outstanding was 164.4 million and 164.3 million for the quarters ended March 31, 2020 and 2019, respectively.

•	Adjusted EBITDAre: Adjusted EBITDAre for the quarter ended March 31, 2020 compared to the same period in 2019 declined 0.4% to $195.1 million.

•
Normalized FFO: Normalized FFO for the quarter ended March 31, 2020 were $123.1 million, or $0.75 per diluted common share, compared to Normalized FFO of $144.6 million, or $0.88 per diluted common share, for the quarter ended March 31, 2019.

Hotel Portfolio Update:
Hotel occupancies have continued to decrease dramatically industry-wide since mid-March 2020. For the 28 days ended May 2, 2020, occupancy for SVC’s hotels was 23.3%.
Since March 31, 2020, SVC has closed 19 hotels and most of its other hotels are operating with limited staffing due to significant occupancy declines resulting from various forms of stay-at-home restrictions being enforced throughout the U.S. due to the COVID-19 pandemic. Despite overall weak demand, SVC’s suburban extended stay hotels and select service hotels have so far performed better than its urban full-service hotels. SVC also expects its diverse portfolio of suburban extended stay and select service hotels may recover more quickly than its urban full-service hotels when stay-at-home orders are lifted.
As the demand for lodging deteriorates, SVC continues to work with its operators to mitigate the impact on its hotel operations. Efforts to reduce operating expenses include, but are not limited to staffing reductions and furloughs, utility consumption reductions, purchasing reductions and eliminations, service contract reductions and eliminations, food services and exercise facilities closures and the reduction or elimination of certain marketing expenditures. SVC has also agreed to suspend contributions to its FF&E reserves under certain of its operating agreements.

During April 2020, SVC advanced an aggregate of $70.7 million of working capital to certain of its hotel operators to cover projected operating losses. SVC advanced $37.0 million to InterContinental Hotels Group, plc (NYSE: IHG), or IHG, $30.0 million to Marriott International, Inc. (Nasdaq: MAR), or Marriott, $2.4 million to Wyndham Hotels & Resorts, Inc (NYSE: WH). or Wyndham, and $1.3 million to Hyatt Hotels Corporation (NYSE: H), or Hyatt. To date in May 2020, Sonesta has requested $7.4 million and Hyatt has requested an additional $1.3 million of working capital advances. Under certain of SVC’s hotel agreements, working capital advances are reimbursable to SVC from a share of future cash flow from the applicable hotel operations in excess of the minimum returns due to SVC and certain fees to the manager, if any.
As of March 31, 2020, SVC had $129.5 million of security deposits and guarantees available to cover shortfalls in hotel cash flows available to pay the minimum returns and rents due to SVC from certain hotel operators. Based on current estimates, SVC projects that it will exhaust all of the security deposits and most of the guarantees its hotel operators have provided by as early as the second quarter of 2020.
Net Lease Portfolio Update:
TravelCenters of America Inc. (Nasdaq: TA), or TA, which as of March 31, 2020 represented 25.5% of SVC’s minimum rents and returns, is current on all of its lease payments due to SVC. As an essential business supporting the country’s truckers and our nation’s supply chain, all of SVC’s travel centers are open and operating, although these properties have also experienced negative impacts from the pandemic, including closing most of the full service restaurants at SVC owned travel centers.
SVC has collected 45% of April rents from its other net lease tenants. SVC has entered into rent deferral agreements with 84 net lease retail tenants with leases requiring an aggregate of $62.0 million of annual minimum rents. Generally these rent deferrals are for one to three months of rent and will be payable, in most cases, in 12 equal monthly installments beginning in September 2020. In aggregate, SVC has deferred $8.6 million of rent from its net lease tenants to date.
Financing Activities:
On March 30, 2020, SVC announced a $0.01 per common share dividend to be paid to its shareholders of record on April 21, 2020 and distributed on or about May 21, 2020.
On May 8, 2020, SVC amended the credit agreement governing its $1 billion unsecured revolving credit facility and $400 million unsecured term loan. The amendment provides for a waiver of certain of the financial covenants under its credit agreement through March 31, 2021, during which, subject to certain conditions, SVC will continue to have access to undrawn amounts under the credit facility. In return for temporary covenant relief and continued access to undrawn amounts under its credit facility, SVC agreed to the following temporary changes to its credit facility through March 31, 2020:

•	The interest rate premium over LIBOR under SVC’s revolving credit facility and term loan will be increased by 50 basis points;

•	Pledges of equity interests of subsidiaries owning properties with up to $3.2 billion of unencumbered gross asset value as of March 31, 2020;

•	Required to maintain minimum unrestricted liquidity of $125 million (unrestricted cash or undrawn availability under its $1 billion revolving credit facility);

•
Certain additional covenants, including additional restrictions on SVC’s ability to incur indebtedness (with exceptions for borrowings under its revolving credit facility and certain other categories of secured and unsecured indebtedness), and to acquire real property or make other investments (with exceptions for, among other things, certain categories of capital expenditures and costs, and certain share purchases);

•
Distributions on SVC’s common shares will be limited to amounts required to maintain its qualification for taxation as a real estate investment trust, or REIT, and to avoid the payment of certain income and excise taxes, and to pay a cash dividend of $.01 per common share per quarter; and

•
SVC will generally be required to apply the net cash proceeds from the disposition of assets, capital markets transactions, debt refinancings or COVID-19 government stimulus programs to the repayment of outstanding loans under the credit agreement.

Recent Investment Activities:
During the quarter ended March 31, 2020, SVC sold six net lease properties with an aggregate of 292,276 square feet in five states for an aggregate sales price of $8.0 million, excluding closing costs.
During the quarter ended March 31, 2020, SVC acquired a portfolio of three net lease properties with approximately 6,696 square feet in two states with leases requiring an aggregate of $0.4 million of annual minimum rent for an aggregate purchase price of $7.0 million, excluding acquisition related costs.
SVC has entered agreements to sell seven net lease properties with an aggregate of 821,068 square feet in six states with leases requiring an aggregate of $5.4 million of annual minimum rents for an aggregate sales price of $59.5 million, excluding closing costs. SVC expects these sales to be completed by the third quarter of 2020.
SVC was previously marketing for sale 20 Wyndham branded hotels with an aggregate net carrying value of $110.5 million and 33 Marriott hotels with an aggregate net carrying value of $221.1 million and was in the process of launching a marketing effort related to its 39 Sonesta ES Suites hotels with an aggregate net carrying value of $461.3 million. SVC currently expects transactions related to any of these hotels will be delayed until later in 2020 or 2021 as a result of current market conditions due to the COVID-19 pandemic and these transactions may be delayed beyond 2021 or may not occur.
During the quarter ended March 31, 2020, SVC funded $38.4 million of capital improvements to certain of its properties. Pursuant to the terms of its management and lease agreements with its managers and tenants, some of these capital improvements resulted in increases in SVC’s contractual annual minimum returns and rents of $2.5 million.
Sonesta Agreements:
On February 27, 2020, SVC entered into a transaction agreement with Sonesta Holdco Corporation and its subsidiaries, or Sonesta, pursuant to which SVC and Sonesta modified their existing business arrangements, as follows:

•
SVC amended and restated its then existing management agreements with Sonesta for each of its hotels managed by Sonesta, which are referred to collectively as the Sonesta agreement, and the existing pooling agreement with Sonesta, which combines the management agreements with Sonesta for purposes of calculating gross revenues, payment of hotel operating expenses, payment of fees and distributions and minimum returns due to SVC, as further described below;

•
SVC and Sonesta agreed to sell, rebrand or repurpose all 39 SVC owned extended stay hotels managed by Sonesta with an aggregate carrying value of $461.3 million, which currently require aggregate annual minimum returns of $48.2 million. As the hotels are sold, rebranded or repurposed, the management agreement for the applicable hotel(s) will terminate without SVC being required to pay Sonesta a termination fee and SVC’s annual minimum returns due from Sonesta will decrease by the applicable amount allocated to each hotel;

•	Sonesta will continue to manage 14 full-service hotels owned by SVC and the annual minimum returns due for these hotels will be reduced from $99.0 million to $69.0 million;

•	Sonesta issued SVC a number of its shares of common stock representing approximately 34% of its outstanding shares of common stock (post-issuance);

•
SVC and Sonesta modified the Sonesta agreement and pooling agreement so that up to 5% of the hotel gross revenues of each of the 14 full-service hotels managed by Sonesta will be escrowed for future capital expenditures as “FF&E reserves,” subject to available cash flow after payment of the annual minimum returns due to SVC under the Sonesta agreement;

•
SVC and Sonesta modified the Sonesta agreement and pooling agreement so that (1) the termination rights under those agreements for its 14 full-service hotels managed by Sonesta are generally limited to performance and for “cause,” casualty and condemnation events, (2) a portfolio wide performance test now applies for determining whether the management agreement for any of SVC’s full-service hotels managed by Sonesta may be terminated for performance reasons, and (3) the provisions included in SVC’s historical pooling agreement that allowed either SVC or Sonesta to require the marketing for sale of non-economic hotels were removed; and

•
SVC and Sonesta extended the initial expiration dates of the management agreements for SVC’s full-service hotels managed by Sonesta located in Chicago, IL and Irvine, CA to January 2037 to align with the initial expiration date for SVC’s other hotels managed by Sonesta.

Except as described above, the economic terms of SVC’s agreements with Sonesta are consistent with their historical agreements.
Hotel Portfolio:
As of March 31, 2020, SVC had six operating agreements with six hotel operating companies for 329 hotels with 51,358 rooms, which represented 61% of SVC’s total annual minimum returns and rents.

•
Hotel RevPAR (comparable hotels): For the quarter ended March 31, 2020 compared to the same period in 2019 for SVC’s 321 comparable hotels: average daily rate, or ADR, decreased 4.6% to $121.02; occupancy decreased 10.5% percentage points to 56.9%; and revenue per available room, or RevPAR, decreased 19.5% to $68.86.

•
Hotel RevPAR (all hotels): For the quarter ended March 31, 2020 compared to the same period in 2019 for SVC’s 329 hotels that were owned as of March 31, 2020: ADR decreased 5.4% to $123.06; occupancy decreased 11.3 percentage points to 56.1%; and RevPAR decreased 21.2% to $69.04.

•
Hotel Coverage of Minimum Returns and Rents: For the quarter ended March 31, 2020, the aggregate coverage of SVC’s minimum returns or rents decreased to 0.20x from 0.70x for the quarter ended March 31, 2019.

Hotel Managers and Tenants:

•
IHG Agreement: As of March 31, 2020, 103 of SVC’s hotels were operated by subsidiaries of IHG under one agreement requiring annual minimum returns and rents to SVC of $216.6 million as of March 31, 2020 (approximately $54.1 million per quarter). During the three months ended March 31, 2020, SVC realized returns and rents under its IHG agreement of $54.1 million. SVC’s IHG agreement is partially secured by a security deposit. During the three months ended March 31, 2020, SVC reduced the available security deposit by $33.7 million to cover shortfalls in hotel cash flows available to pay the minimum returns and rents due to SVC during the period. As of March 31, 2020, the available IHG security deposit which SVC held to pay future payment shortfalls was $42.1 million.

•
Marriott Agreement: As of March 31, 2020, 122 of SVC’s hotels were operated by subsidiaries of Marriott. SVC’s Marriott agreement requires for annual minimum returns to SVC of $190.6 million as of March 31, 2020 (approximately $47.7 million per quarter). During the three months ended March 31, 2020, SVC realized returns of $47.6 million. SVC’s agreement is partially secured by a security deposit and a limited guaranty from Marriott. During the three months ended March 31, 2020, SVC reduced the available security deposit by $28.7 million to cover shortfalls in hotel cash flows available to pay the minimum returns due to SVC during the period. As of March 31, 2020, the available Marriott security deposit which SVC held to pay future payment shortfalls was $4.8 million and the balance of the guaranty was $30.0 million.

•
Sonesta Agreement: As of March 31, 2020, 53 of SVC’s hotels were operated under the Sonesta agreement requiring annual minimum returns of $118.9 million as of March 31, 2020 (approximately $29.7 million per quarter). During the three months ended March 31, 2020, SVC’s hotels under its Sonesta agreement generated an operating cash flow deficit of $8.1 million. Because there is no guarantee or security deposit for this agreement, the minimum returns SVC receives under this agreement are limited to available hotel cash flows, if any, after payment of hotel operating expenses including management and related fees.

•
Wyndham Agreement: As of March 31, 2020, 20 of SVC’s hotels were operated under a management agreement with subsidiaries of Wyndham. As previously announced, SVC is exiting its relationship with Wyndham and expects to sell all 20 hotels managed by Wyndham. The management agreement will expire on September 30, 2020 unless sooner terminated by SVC with respect to any hotels that are sold. Under the agreement, payment by Wyndham is limited to available cash flows after payment of operating expenses. Wyndham is not entitled to any management fees for the remainder of the agreement. During the three months ended March 31, 2020, SVC’s hotels under its Wyndham agreement generated an operating cash flow deficit of $1.1 million.

•
Other Hotel Agreements: As of March 31, 2020, SVC’s remaining 31 hotels were managed under two agreements: one management agreement with a subsidiary of Hyatt, for 22 hotels requiring annual minimum returns of $22.0 million (approximately $5.5 million per quarter); and one management agreement with a subsidiary of Radisson Hospitality, Inc., or Radisson, for nine hotels, requiring annual minimum returns of $20.4 million (approximately $5.1 million per quarter); minimum returns due to SVC are partially guaranteed under the Hyatt and Radisson agreements.

Net Lease Portfolio:
As of March 31, 2020, SVC owned 813 net lease service-oriented retail properties with an aggregate of 14.5 million square feet requiring aggregate annual minimum rent of $379.5 million which represented 39% of SVC’s total annual minimum returns and rents. The portfolio was 98% leased by 187 tenants operating under 128 brands in 22 distinct industries with a weighted (by annual minimum rent) average lease term of 11.1 years. As of the quarter ended March 31, 2020, the aggregate coverage of SVC’s net lease portfolio’s minimum rent was 2.28x. TA is SVC’s largest tenant. As of March 31, 2020, SVC leased to TA a total of 179 travel centers under five leases that expire between 2029 and 2035 and require aggregate annual minimum rents of $246.1 million.
Leasing and Occupancy:
During the quarter ended March 31, 2020, SVC entered lease renewals for an aggregate of 59,694 rentable square feet at weighted (by rentable square feet) average rents that were 14.8% below prior rents for the same space. The weighted (by rentable square feet) average lease term for these leases was 5.1 years. There were no leasing concessions or capital commitments for these leases.

Conference Call:
At 10:00 a.m. Eastern Time this morning, John Murray, Chief Executive Officer, Brian Donley, Chief Financial Officer, and Todd Hargreaves, Vice President, will host a conference call to discuss SVC’s first quarter 2020 financial results. The conference call telephone number is (877) 329-3720. Participants calling from outside the United States and Canada should dial (412) 317-5434. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Monday, May 18, 2020. To access the replay, dial (412) 317-0088. The replay pass code is 10141397.
A live audio webcast of the conference call will also be available in a listen-only mode on SVC’s website, www.svcreit.com. Participants wanting to access the webcast should visit SVC’s website about five minutes before the call. The archived webcast will be available for replay on SVC’s website for about one week after the call. The transcription, recording and retransmission in any way of SVC’s first quarter conference call is strictly prohibited without the prior written consent of SVC.
Supplemental Data:
A copy of SVC’s First Quarter 2020 Supplemental Operating and Financial Data is available for download at SVC’s website, www.svcreit.com. SVC’s website is not incorporated as part of this press release.
Service Properties Trust is a REIT which owns a diverse portfolio of hotels and net lease service and necessity-based retail properties across the United States and in Puerto Rico and Canada with 148 distinct brands across 23 industries. SVC’s properties are primarily operated under long-term management or lease agreements. SVC is managed by the operating subsidiary of The RMR Group Inc. (Nasdaq: RMR), or RMR Inc., an alternative asset management company that is headquartered in Newton, Massachusetts.
Non-GAAP Financial Measures and Certain Definitions:
SVC presents certain “non-GAAP financial measures” within the meaning of applicable Securities and Exchange Commission, or SEC, rules, including earnings before interest, taxes, depreciation and amortization, or EBITDA, EBITDA for real estate, or EBITDAre, Adjusted EBITDAre, funds from operations, or FFO, and Normalized FFO. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income as indicators of SVC’s operating performance or as measures of SVC’s liquidity. These measures should be considered in conjunction with net income as presented in SVC’s condensed consolidated statements of income. SVC considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income. SVC believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of SVC’s operating performance between periods and with other REITs.
Please see the pages attached hereto for a more detailed statement of SVC’s operating results and financial condition and for an explanation of SVC’s calculation of FFO and Normalized FFO, EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of those amounts to amounts determined in accordance with GAAP.

Comparable Hotels Data:
SVC presents RevPAR, ADR and occupancy for the periods presented on a comparable basis to facilitate comparisons between periods. SVC generally defines comparable hotels as those that were owned by it and were open and operating for the entire periods being compared. For the three months ended March 31, 2020 and 2019, SVC excluded eight hotels from its comparable results. Three of these hotels were not owned for the entire periods, four were closed for major renovations and one suspended operations during part of the periods presented.
Minimum Rent and Return Coverage:
Hotel coverage is calculated as total hotel revenues minus all hotel expenses and FF&E reserve escrows that are not subordinated to minimum returns due to SVC divided by the minimum returns or rents due to SVC.
SVC defines net lease coverage as earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, divided by the annual minimum rent due to SVC weighted by the minimum rent of the property to total minimum rents of the net lease portfolio. EBITDAR amounts used to determine rent coverage are generally for the latest twelve-month period reported based on the most recent operating information, if any, furnished by the tenant. Tenants that do not report operating information are excluded from the coverage calculations.

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenues:
Hotel operating revenues (1)	$383,503	$454,863
Rental income (2)	100,072	68,673
FF&E reserve income (3)	201	1,372
Total revenues	483,776	524,908

Expenses:
Hotel operating expenses (1)	271,148	317,685
Other operating expenses	3,759	1,440
Depreciation and amortization	127,926	99,365
General and administrative (4)	14,024	12,235
Loss on asset impairment (5)	16,740	—
Total expenses	433,597	430,725

Gain (loss) on sale of real estate (6)	(6,911)	159,535
Dividend income	—	876
Unrealized gains (losses) on equity securities, net (7)	(5,045)	20,977
Interest income	262	637
Interest expense (including amortization of debt issuance costs and debt discounts and premiums of $3,288 and $2,570 respectively)	(71,075)	(49,766)
Income (loss) before income taxes and equity in earnings (losses) of an investee	(32,590)	226,442
Income tax expense	(342)	(1,059)
Equity in earnings (losses) of an investee (8)	(718)	404
Net income (loss)	$(33,650)	$225,787

Weighted average common shares outstanding (basic)	164,370	164,278
Weighted average common shares outstanding (diluted)	164,370	164,322

Net income (loss) per common share (basic and diluted)	$(0.20)	$1.37
See Notes on pages 11 and 12

SERVICE PROPERTIES TRUST
RECONCILIATIONS OF FUNDS FROM OPERATIONS,
NORMALIZED FUNDS FROM OPERATIONS, EBITDA, EBITDAre AND ADJUSTED EBITDAre
(amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Calculation of FFO and Normalized FFO: (9)
Net income (loss)	$(33,650)	$225,787
Add (Less): Depreciation and amortization	127,926	99,365
(Gain) loss on sale of real estate (6)	6,911	(159,535)
Loss on asset impairment (5)	16,740	—
Unrealized (gains) losses on equity securities, net (7)	5,045	(20,977)
Adjustments to reflect the entity’s share of FFO attributable to an investee (8)	112	—
FFO and Normalized FFO	123,084	144,640

Weighted average common shares outstanding (basic)	164,370	164,278
Weighted average common shares outstanding (diluted)	164,370	164,322

Basic and diluted per common share amounts:
FFO and Normalized FFO	$0.75	$0.88
Distributions declared per share	$0.54	$0.53

	Three Months Ended March 31,
	2020	2019
Calculation of EBITDA, EBITDAre and Adjusted EBITDAre: (10)
Net income (loss)	$(33,650)	$225,787
Add (Less): Interest expense	71,075	49,766
Income tax expense	342	1,059
Depreciation and amortization	127,926	99,365
EBITDA	165,693	375,977
Add (Less): (Gain) loss on sale of real estate (6)	6,911	(159,535)
Loss on asset impairment (5)	16,740	—
EBITDAre	189,344	216,442
Add (Less): General and administrative expense paid in common shares (11)	590	436
Adjustments to reflect the entity’s share of EBITDA attributable to an investee (8)	158	—
Unrealized (gains) losses on equity securities, net (7)	5,045	(20,977)
Adjusted EBITDAre	$195,137	$195,901
See Notes on pages 11 and 12

(1)
As of March 31, 2020, SVC owned 329 hotels; 328 of these hotels were managed by hotel operating companies and one hotel was leased to a hotel operating company. As of March 31, 2020, SVC also owned 813 net lease properties. SVC’s condensed consolidated statements of income include hotel operating revenues and expenses of managed hotels and rental income and other operating expenses from its leased hotel and net lease properties. Certain of SVC’s managed hotels had net operating results that were, in the aggregate, $118,064 and $42,839 less than the minimum returns due to SVC for the three months ended March 31, 2020 and 2019, respectively. When managers of these hotels are required to fund the shortfalls under the terms of SVC’s management agreements or their guarantees, SVC reflects such fundings (including security deposit applications) in its condensed consolidated statements of income as a reduction of hotel operating expenses. The reduction to hotel operating expenses was $75,927 and $22,465 for the three months ended March 31, 2020 and 2019, respectively. When SVC reduces the amounts of the security deposit it holds for any of its operating agreements for payment deficiencies, it does not result in additional cash flows to SVC of the deficiency amounts, but reduces the refunds due to the respective tenants or managers who have provided SVC with these deposits upon expiration of the applicable operating agreement. The security deposits are non-interest bearing and are not held in escrow. SVC had shortfalls at certain of its managed hotel portfolios not funded by the managers of these hotels under the terms of its management agreements of $47,755 and $20,676 for the three months ended March 31, 2020 and 2019, respectively, which represent the unguaranteed portions of SVC’s minimum returns from its Sonesta and Wyndham agreements. The net operating results of SVC’s managed hotel portfolios did not exceed the minimum returns due to SVC for either of the three months ended March 31, 2020 or 2019. Certain of SVC’s guarantees and its security deposits may be replenished by a share of future cash flows from the applicable hotel operations in excess of the minimum returns due to SVC, certain fees to the manager, or working capital advances, if any, pursuant to the terms of the applicable agreements. When SVC’s guarantees and security deposits are replenished by cash flows from hotel operations, SVC reflects such replenishments in its condensed consolidated statements of income as an increase to hotel operating expenses. There were no such replenishments for the either of the three months ended March 31, 2020 or 2019.

(2)
SVC reduced rental income by $3,543 and $1,132 in the three months ended March 31, 2020 and 2019 respectively, to record scheduled rent changes under certain of SVC’s leases, the deferred rent obligations under SVC’s leases with TA and the estimated future payments to SVC under its leases with TA for the cost of removing underground storage tanks on a straight-line basis.

(3)
Various percentages of total sales at certain of SVC’s hotels are escrowed as reserves for future renovations or refurbishments, or FF&E reserve escrows. SVC owns all the FF&E reserve escrows for its hotels. SVC reports deposits by its tenants into the escrow accounts under its hotel leases as FF&E reserve income. SVC does not report the amounts which are escrowed as FF&E reserves for its managed hotels as FF&E reserve income.

(4)
Incentive fees under SVC’s business management agreement with The RMR Group LLC are payable after the end of each calendar year, are calculated based on common share total return, as defined, and are included in general and administrative expense in SVC’s condensed consolidated statements of income. In calculating net income (loss) in accordance with GAAP, SVC recognizes estimated business management incentive fee expense, if any, in the first, second and third quarters. Although SVC recognizes this expense, if any, in the first, second and third quarters for purposes of calculating net income (loss), SVC does not include these amounts in the calculation of Normalized FFO or Adjusted EBITDAre until the fourth quarter, which is when the business management incentive fee expense amount for the year, if any, is determined. No business management incentive fee expense was recorded for the three months ended March 31, 2020 or 2019.

(5)	SVC recorded a $16,740 loss on asset impairment during the three months ended March 31, 2020 to reduce the carrying value of two net lease properties to their estimated fair value.

(6)
SVC recorded a $6,911 net loss on sale of real estate during the three months ended March 31, 2020 in connection with the sales of six net lease properties and a $159,535 gain on sale of real estate during the three months ended March 31, 2019 in connection with the sales of 20 travel centers.

(7)
Unrealized gains (losses) on equity securities, net represents the adjustment required to adjust the carrying value of SVC’s former investment in RMR Inc. common stock and its investment in TA common shares to their fair value. SVC sold its RMR Inc. shares on July 1, 2019.

(8)	Represents SVC’s proportionate share of its equity investment in Sonesta during the three months ended March 31, 2020 and Affiliates Insurance Company during the three months ended March 31, 2019.

(9)
SVC calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income (loss), calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, if any, plus real estate depreciation and amortization, less any unrealized gains and losses on equity securities, as well as certain other adjustments currently not applicable to SVC. In calculating Normalized FFO, SVC adjusts for the item shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. FFO and Normalized FFO are among the factors considered by SVC’s Board of Trustees when determining the amount of distributions to its shareholders. Other factors include, but are not limited to, requirements to maintain SVC’s qualification for taxation as a REIT, limitations in its credit agreement and public debt covenants, the availability to SVC of debt and equity capital, SVC’s distribution rate as a percentage of the trading price of its common shares, or dividend yield, and to the dividend yield of other REITs, SVC’s expectation of its future capital requirements and operating performance, and SVC’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than SVC does.

(10)
SVC calculates EBITDA, EBITDA for real estate, or EBITDAre, and Adjusted EBITDAre as shown above. EBITDAre is calculated on the basis defined by Nareit which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets, if any, as well as certain other adjustments currently not applicable to SVC. In calculating Adjusted EBITDAre, SVC adjusts for the items shown above and includes business management incentive fees, if any, only in the fourth quarter versus the quarter when they are recognized as an expense in accordance with GAAP due to their quarterly volatility not necessarily being indicative of SVC’s core operating performance and the uncertainty as to whether any such business management incentive fees will be payable when all contingencies for determining such fees are known at the end of the calendar year. Other real estate companies and REITs may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently than SVC does.

(11)	Amounts represent the equity compensation for SVC’s Trustees, its officers and certain other employees of SVC’s manager.

SERVICE PROPERTIES TRUST
CONDESNSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands, except share data)
(Unaudited)

	March 31, 2020	December 31, 2019
ASSETS
Real estate properties:
Land	$2,068,645	$2,066,602
Buildings, improvements and equipment	9,376,243	9,318,434
Total real estate properties, gross	11,444,888	11,385,036
Accumulated depreciation	(3,210,219)	(3,120,761)
Total real estate properties, net	8,234,669	8,264,275
Acquired real estate leases and other intangibles	364,397	378,218
Assets held for sale	56,688	87,493
Cash and cash equivalents	55,218	27,633
Restricted cash	44,537	53,626
Due from related persons	65,109	68,653
Other assets, net	176,005	154,069
Total assets	$8,996,623	$9,033,967

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured revolving credit facility	$457,000	$377,000
Unsecured term loan, net	398,038	397,889
Senior unsecured notes, net	5,290,396	5,287,658
Security deposits	47,094	109,403
Accounts payable and other liabilities	402,736	335,696
Due to related persons	17,447	20,443
Dividend payable	1,646	—
Total liabilities	6,614,357	6,528,089

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 164,566,397 and 164,563,034 shares issued and outstanding, respectively	1,646	1,646
Additional paid in capital	4,548,076	4,547,529
Cumulative net income available for common shareholders	3,457,995	3,491,645
Cumulative common distributions	(5,625,451)	(5,534,942)
Total shareholders’ equity	2,382,266	2,505,878
Total liabilities and shareholders’ equity	$8,996,623	$9,033,967

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever SVC uses words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may” and negatives or derivatives of these or similar expressions, SVC is making forward-looking statements. These forward-looking statements are based upon SVC’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by SVC’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond SVC’s control. For example:

•
Mr. Murray indicates SVC’s belief that it has the ability to withstand the current economic downturn because of its strong balance sheet, liquidity and agreements with its hotel operators and net lease tenants. However, if the COVID-19 pandemic or the current economic conditions continue for an extended period or worsen, SVC’s operators’ and tenants’ businesses, operations and cash positions may be materially and adversely impacted and result in some of them being unable to pay rents and returns to us or in continuing as going concerns. As a result, SVC’s results of operations and liquidity could be materially and adversely impacted.

•
Mr. Murray indicates SVC has taken steps to preserve capital until economic activity improves. However, if the COVID-19 pandemic or the current economic conditions continue for an extended period or worsen, these actions may not be adequate to ensure that SVC maintains sufficient liquidity. In addition, the capital spending deferred may become necessary at an earlier date than currently expected. Further, SVC may not resume paying regular quarterly distributions at or near historic levels in the near future, or otherwise increase or maintain the current level of distributions, and the reduced rate may extend for an indefinite period because of changes in SVC’s earnings, liquidity, financial leverage or other circumstances. Also, rent deferrals SVC agrees to may be insufficient and those tenants may continue to be unable or unwilling to pay amounts owed to SVC, including the deferred rent, and they may fail to continue as going concerns. In addition, additional SVC tenants may become unable or unwilling to pay rent and seek similar or additional relief from SVC, particularly if the current severe economic conditions do not soon significantly improve.

•
Mr. Murray indicates SVC is working closely with its hotel operators to identify ways to optimally reduce operating costs and working with its net lease tenants whose businesses are temporarily closed due to government mandates or guidelines, on alternative rent arrangements in order to help them withstand the crisis. These efforts may be insufficient and these or other tenants may be unable to pay rent to SVC when due, including any deferred rent, and SVC’s operating results and liquidity may be materially and adversely impacted as a result.

•
SVC’s current expectation that it may experience fewer hotel closures relative to some of its peers because of the larger mix of suburban extended stay and select service hotels that comprise SVC’s hotel portfolio and SVC’s perception that those types of hotels appear to be less negatively impacted by the COVID-19 pandemic may not be realized.

•
Although SVC obtained a limited waiver of certain financial covenants through March 2021, it may fail to satisfy additional covenants contained in its credit agreement or fail to satisfy its public debt covenants. SVC’s ability to borrow under its revolving credit facility is subject to SVC satisfying those covenants and other conditions. If SVC’s operating results and financial condition are significantly and adversely impacted by current economic conditions or otherwise, SVC may fail to satisfy those covenants and conditions.

•
Certain of SVC’s operating agreements are secured by guarantees or security deposits from SVC’s managers and tenants. This may imply that minimum returns and rents due to SVC will be paid. In fact, certain of these guarantees and security deposits are limited in amount and duration and all the guarantees are subject to the guarantors’ abilities and willingness to pay. SVC cannot be sure of the future financial performance of SVC’s properties and whether such performance will cover SVC’s minimum returns and rents, whether the guarantees or security deposits will be adequate to cover future shortfalls in the minimum returns or rents due to SVC which they guarantee or secure, or regarding SVC’s managers’, tenants’ or guarantors’ future actions if and when the guarantees and security deposits expire or are depleted or their abilities or willingness to pay minimum returns and rents owed to SVC. Based on SVC’s current estimates, SVC projects that it will exhaust all of the security deposits and most of the guarantees its hotel operators have provided by as early as the second quarter of 2020. Moreover, the security deposits SVC holds are not segregated from SVC’s other assets and, although the application of security deposits to cover payments shortfalls will result in SVC recording income, it will not result in SVC receiving additional cash.

•
SVC has no guarantees or security deposits for the minimum returns due to SVC from SVC’s Sonesta or Wyndham agreements. Accordingly, SVC may receive amounts that are less than the contractual minimum returns stated in these agreements or SVC may incur losses from these hotels.

The information contained in SVC’s filings with the SEC, including under the caption “Risk Factors” in SVC’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from SVC’s forward-looking statements. SVC’s filings with the SEC are available on the SEC’s website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, SVC does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
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